Exhibit 10.4

February 7, 2017

Vince Angotti

[●]

[●]

Dear Vince:

On behalf of AcelRx Pharmaceuticals, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company. Speaking for myself, as well as the other members of the Company’s Board, we are very excited that you will become the CEO and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.             Position.

(a) You will become the Chief Executive Officer of the Company, working out of the Company’s headquarters office in Redwood City, California. You will report to the Board of Directors (the “Board”).

(b) At the first meeting of the Board following the “Start Date” (defined below), the Company will request the Board to elect or appoint you to the Board as a director. Thereafter, during your employment, at each annual meeting of stockholders at which directors are to be considered for election, the Company will nominate you for election as a director if your term as a director is expiring.

(c)     You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you will be expected to devote your full working business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, beyond what you are presently involved in and have disclosed to the Board, without the prior written consent of the Company, such consent not to be unreasonably withheld, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Provided you have notified and discussed with the Board in advance, nothing in this letter agreement will prevent you from: (i) accepting speaking, teaching or presentation engagements in exchange for compensation; (ii) serving on boards of charitable organizations; (iii) owning no more than one percent (1%) of the outstanding equity securities of a corporation; or (iv) serving on no more than three board of directors of other noncompetitive domestic or international companies; provided, however, that in all cases, these activities do not unreasonably detract from the performance of your duties for the Company.

Vince Angotti

February 7, 2017

2.             Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your employment with the Company on March 6, 2017 (the “Start Date”).

3.             Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your Start Date, or our employment relationship with you will be terminated.

4.             Compensation and Benefits.

(a)     Annual Salary. You will be paid a monthly salary of $50,000.00, which is equivalent to $600,000.00 on an annualized basis (the “Base Salary”), less required deductions and tax withholdings. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process. In addition to your Base Salary, for each fiscal year of the Company, you will have the opportunity to earn a targeted annual bonus of 55% of your earned Base Salary based on achievement of the Company’s business objectives that the Board, acting through the Compensation Committee, will define annually. The Board or the Compensation Committee shall have the sole discretion to decide whether you have earned any such bonus and, if so, the amount of such bonus. Except as provided in Sections 5 and 6 below, in order to earn any such bonus, you must be employed by the Company on the date that the Compensation Committee decides to award such bonus.

(b)     Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company executives, subject to any eligibility requirements imposed by such plans.

(c)     Vacation; Sick Leave. You will be entitled to five weeks paid vacation in addition to sick leave, both to be used according to the Company’s standard policies.

(d)     Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board grant you an option to purchase 800,000 shares of the Company’s Common Stock (“Option Shares”). The exercise price of the Option Shares shall be equal to the fair market value of our Common Stock on the date of grant as determined by reference to the closing sale price as listed on NASDAQ. Subject to the acceleration provisions set forth in Sections 5 and 6 below, the Option Shares will vest with respect to 25% of the Option Shares on the first anniversary of the Start Date and then at the rate of 1/48th of the total number of the Option Shares per month, subject to the acceleration provisions set forth in Sections 5 and 6 below commencing on your Vesting Commencement Date (as defined in your stock option agreement, which date will be your Start Date, as defined above). Vesting will, of course, depend on your continued service with the Company. The option will be subject to the terms of the Company’s 2011 Equity Incentive Plan (the “Equity Plan”) and the stock option agreement between you and the Company which will follow the standard form of stock option agreement the Company has generally used for grants to its executive officers. Notwithstanding the foregoing, in the event that the Option Shares and any additional stock award grants subsequently awarded to you by the Board (collectively, the “Equity Awards”) are not assumed, substituted or continued by an acquiror in connection with a Change in Control (as such term is defined in the Equity Plan), all of such Equity Awards shall become vested and exercisable (if applicable) as of immediately prior to the effective date of the Change in Control.

Vince Angotti

February 7, 2017

(e)     Expenses. The Company shall promptly reimburse you for any out-of- pocket business expenses that you incur in connection with the performance of your duties hereunder, subject to the Company’s policy for senior executives in respect thereof. The Company shall also reimburse you for reasonable attorney’s fees incurred by you in connection with this letter agreement, up to $10,000.00.

5.             Change in Control Severance Benefits.

(a)     Severance Benefits. If: (i) the Company consummates a Change in Control (as such term is defined in the Equity Plan); and (ii) during the period which begins three (3) months prior to consummation of the Change in Control and ends eighteen (18) months following the closing of the Change in Control, (the “Change in Control Period”), you incur an Involuntary Termination (as defined below), and such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-9(h), without regard to any alternate definition (a “Separation from Service”)); and (iii) you remain in compliance with the terms of this letter, then in addition to the Accrued Obligations (as defined below), the Company will provide you with the following severance benefits (for the avoidance of doubt, you will not be designated a participant in, and you will not be eligible to receive benefits under, the Company’s Amended and Restated Severance Benefit Plan):

(i)     The vesting of any then outstanding Equity Awards shall accelerate in full such that 100% of the then unvested Equity Awards will become immediately vested and exercisable (if applicable) as of the date of your Separation from Service. The Equity Awards that are stock options shall remain exercisable with respect to such vested shares for twelve (12) months following your Separation from Service (but in no event beyond the expiration date of such options), provided, however, that such extended exercise period may be modified by the terms of the definitive agreement for the Change in Control transaction and further provided that any such modification shall not prevent you from exercising your vested options in connection with the Change in Control;

Vince Angotti

February 7, 2017

(ii)     A severance payment (the “CIC Severance Payment”) equal to twenty-four (24) months, of your then-current base salary (ignoring any reduction in base salary that forms the basis for Resignation for Good Reason), plus an amount equal to 200% of your targeted annual bonus, currently 55%, of your then-current base salary (i.e. 110% of the then-current base salary), less required deductions and withholdings. The CIC Severance Payment will be paid in a lump sum on the first regularly scheduled payroll date to occur after the 60th day following your Separation from Service.

(iii)     In the event that your Involuntary Termination occurs prior to the date of payment of an earned bonus for the immediately preceding fiscal year (as determined by the Board or the Compensation Committee) (the “Fiscal Year Bonus”), you will receive payment of the Fiscal Year Bonus that would have been paid to you had you remained employed by the Company through the date on which the Fiscal Year Bonus is paid. The Fiscal Year Bonus will be paid in a lump sum on the date on which such bonus payments are made to other executives of the Company, but in any case no later than March 15 of the calendar year following the year in which the Fiscal Year Bonus is deemed by the Board or Compensation Committee to be earned and payable; and

(iv)     If you elect continuing health care coverage under the federal COBRA law or governing state law, the Company shall pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (the “COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on your Separation from Service and ending on the earliest to occur of: (i) twenty-four (24) months following your Separation from Service; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the 24th calendar month following your Separation from Service date.

Vince Angotti

February 7, 2017

(b)           Definitions. The following definitions shall apply for purposes of this letter agreement:

(i)     Accrued Obligations. Accrued Obligations means, as of the effective date of your termination of employment: (i) your earned, but unpaid, Base Salary; (ii) any reimbursable expenses that you incurred, but have not been reimbursed for; (iii) any amounts or benefits that are vested amounts or vested benefits or that you are otherwise entitled to receive under the provisions of any plan, program, policy or practice of the Company on the effective date of termination, which amounts and/or benefits shall be payable or provided in accordance with the terms of such plan, program, policy or practice.

(ii)     Cause. Cause means: (i) your willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Company affiliate documents or records; (ii) your dishonesty for the purpose of personal gain or enrichment at the expense of the Company; (iii) your material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company or a Company affiliate; (iv) your unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset or corporate opportunity of the Company or a Company affiliate (including, without limitation, your improper use or disclosure of confidential or proprietary information of the Company or a Company affiliate); (v) any intentional act by you which has a material detrimental effect on the reputation or business of the Company or a Company affiliate; (vi) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or a Company affiliate, and a reasonable opportunity of no less than thirty (30) days to cure, such failure or inability; (vi) any material breach by you of any employment or service agreement between you and the Company or a Company affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties.

(iii)     Involuntary Termination. An Involuntary Termination means: (i) the termination of your employment by the Company for a reason other than death, disability, or Cause or (ii) your Resignation for Good Reason.

(iv)     Resignation for Good Reason. A Resignation for Good Reason means your voluntary termination from all positions you then hold with the Company, effective within a period of ninety (90) days after you provide written notice to the Company after the initial occurrence of one of the following actions taken without your written consent, which written notice must be provided within thirty (30) days after the initial occurrence of one of the following actions, and must reasonably specify the particulars of the action; provided, however, that following the receipt of notice by the Company, the Company shall have a period of thirty (30) days during which to remedy the action giving rise to a Resignation for Good Reason and if such action is materially remedied by the Company during such period, no event giving rise to a right for a Resignation for Good Reason shall be deemed to have occurred:

Vince Angotti

February 7, 2017

(1)     a material diminution in your duties or responsibilities as the Chief Executive Officer of the Company as in effect immediately prior to the date of such actions;

(2)     a greater than ten percent (10%) aggregate reduction by the Company in your annual base salary or annual target bonus (that is, a material reduction in your cash compensation), as in effect immediately prior to the date of such actions;

(3)     a non-temporary relocation of your business office to a location that increases your one-way commute by more than thirty-five (35) miles from the location at which you perform duties as of immediately prior to the date of such action; or

(4)     any other material breach by the Company of this letter agreement.

6.             Severance Benefits without a Change in Control. If at any time other than during the Change in Control Period you incur an Involuntary Termination, and such termination constitutes a Separation from Service, and (ii) you remain in compliance with the terms of this letter, then in addition to the Accrued Obligations, the Company will provide you with the following severance benefits:

(a)     The vesting of the Equity Awards shall accelerate as to the number of Equity Awards that would have vested had you remained an employee of the Company for an additional twelve (12) months after your Separation from Service. The Equity Awards that are options shall remain exercisable, with respect to such vested shares, for twelve (12) months following your Separation from Service (but in no event beyond the expiration date of such options), provided, however, that such extended exercise period may be modified by the terms of the definitive agreement for a Change in Control transaction and further provided that any such modification shall not prevent you from exercising your vested options in connection with the Change in Control;

(b)     A severance payment (the “Severance Payment”) equal to twelve (12) months of your then-current base salary (ignoring any reduction in base salary that forms the basis for Resignation for Good Reason), plus an amount equal to 100% of your targeted annual bonus, currently 55%, of your then-current base salary (i.e. 55% of the then-current base salary), less required deductions and withholdings. The Severance Payment will be paid in a lump sum on the first regularly scheduled payroll date to occur after the 60th day following your Involuntary Termination; and

(c)     If you elect continuing health care coverage under the federal COBRA law or governing state law, the Company shall pay your COBRA Premiums through the period (the “Non-CIC COBRA Premium Period”) starting on your Separation from Service and ending on the earliest to occur of: (i) twelve (12) months following your Separation from Service; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the Non-CIC COBRA Premium Period, you must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the 12th calendar month following your Separation from Service date.

Vince Angotti

February 7, 2017

For avoidance of doubt, in the event that you incur an Involuntary Termination pursuant to which you are entitled to severance benefits under this Section 6 and a Change in Control subsequently occurs within three (3) months following your Involuntary Termination, you will be entitled to any additional severance benefits provided pursuant to Section 5 hereof to the extent not provided under this Section 6.

7.             Other Separation from Service. Notwithstanding anything contained herein to the contrary, regardless of the reason for your termination of employment with the Company, you (or in the event of your death your estate, beneficiaries, dependents and/or representatives, as applicable) shall always be provided the Accrued Obligations, including any opportunities for continued health coverage under the Company’s group health plan(s) pursuant to COBRA.

8.             Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits provided in Section 5 and Section 6 above, as applicable, will be subject to you signing and not revoking a separation agreement and release of claims in the form attached hereto (the “Separation Agreement”) within the time period set forth therein, which shall not exceed 60 days from the date of your Separation from Service (the “Release Period”). The Company will provide you the Separation Agreement within three (3) business days following your termination date. No Severance Benefits will be paid or provided until the Separation Agreement becomes effective. You will also resign from all positions and terminate any relationships as an employee, officer or director with the Company and any of its affiliates, each effective on the date of termination. Notwithstanding anything set forth herein to the contrary, if the Release Period covers more than one calendar year, the CIC Severance Payment under Section 5 or the Severance Payment under Section 6, as applicable, will be paid in the second calendar year (on the first regular pay date of such calendar year following the date that the Separation Agreement becomes effective, unless such later date is required by Section 13).

9.             Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of your employment with the Company is contingent upon the execution, and delivery to the Company (or confirmation that you have already executed), of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed (the “Confidentiality Agreement”), prior to or on your Start Date.

Vince Angotti

February 7, 2017

10.            Indemnification. The Company agrees to enter into its standard form of indemnification agreement in connection with your performance of your duties and obligations to the Company.

11.           At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice.

12.           Parachute Payments. Except as otherwise expressly provided in an agreement between you and the Company, if any payment or benefit you would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (B) the largest portion, up to and including the total, of the Payment, whichever amount ((A) or (B)), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reductions in the payments and/or benefits will occur in the following order: (i) cash payments that are treated in full as a parachute payment under Treasury Regulation Section 1.280G-1, Q&A 24; (ii) equity-based payments and acceleration that are treated in full as a parachute payment; (iii) cash payments that are treated in part as a parachute payment; (iv) equity-based payments and acceleration that are treated in part as a parachute payment; and (v) other non-cash forms of benefits. Within any such category of payments and benefits (that is, clause (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are “deferred compensation.” The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 12. If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and you.

Vince Angotti

February 7, 2017

13.           Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such time period, all payments deferred pursuant to this Section 13 shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

14.           No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Vince Angotti

February 7, 2017

15.           Entire Agreement. This letter, together with the Confidentiality Agreement and your Indemnification Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment subject to the provisions of this letter agreement. This letter will be governed by the laws of the State of California without regard to its conflict of laws provision. In addition, while you are Chief Executive Officer, the Company will continue to maintain D&O insurance in amounts approved by the Board. Further, should the Company secure D&O tail insurance while you are Chief Executive Officer and/or on the Board, the Company will take steps to make sure you are covered to the same extent as other officers and directors.

16.           Survival. Sections 5, 6, 7, 8, 9, 10, 12, 13 and 15 of this letter agreement shall survive the termination of your employment with the Company

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement and Indemnification Agreement. This offer will terminate if not accepted by you on or before February __, 2017.

Very truly yours,		ACCEPTED AND AGREED:

ACELERX PHARMACEUTICALS, INC.		VINCE ANGOTTI

By:	/s/ Adrian Adams	/s/ Vincent J. Angotti
Signature
Adrian Adams
Chairman of the Board of Directors		Date: